Exhibit 99.1

FOR IMMEDIATE RELEASE

April 30, 2013

Contact: Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
THE FIRST QUARTER OF 2013

Gillette, Wyo, April 30, 2013 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the first quarter of 2013.

First Quarter 2013 Highlights

•                  Adjusted EBITDA(1) of $48.3 million for the first quarter of 2013 compared with $75.7 million for the first quarter of 2012.

•                  First quarter of 2013 net income of $15.4 million resulting in diluted EPS of $0.25 compared to net income of $26.6 million and diluted EPS of $0.44 for the first quarter of 2012.

•                  Adjusted EPS(1) of $0.11 for the first quarter of 2013 compared to $0.47 for the first quarter of 2012.

•                  Cash and investments were $299.1 million and total available liquidity was $851 million as of March 31, 2013.  We generated $37.3 million in cash from operations for the first quarter of 2013.

•                  The company further strengthened its balance sheet liquidity by recently implementing an Accounts Receivable Securitization Program with capacity up to $75 million and a capital leasing program.  At March 31, 2013, there were no drawings under either program.  The programs add low cost flexible liquidity to the capital structure.

•                  Shipments of 21.1 million tons from our three operated mines compared to 22.5 million tons for the first quarter of 2012.  Asian exports were approximately 1.1 million tons in the first quarter of 2013 compared to 1.0 million tons in the first quarter of 2012.  For the full year, Asian exports are still expected to be approximately 4.5 million tons.

“Coming into the year, we highlighted that shipments and earnings in the first quarter would be under pressure from low market demand, slow first quarter shipments and low pricing, and this has turned out to be the case.” said Colin Marshall, President and Chief Executive Officer.  “We focused on cost control, capital discipline, and ensuring our balance sheet remains well placed.  We believe that we are now starting to see some signs of improvements in the markets, with the winter extending into April, a significant increase in natural gas pricing, and substantial drawdowns of PRB coal stockpiles.  However, as we have previously explained, the improvements are more likely to benefit our 2014 position, as we are largely sold out for 2013.  In response we are lowering our capital expenditures guidance and we also expect a lower range for our 2013 Adjusted EBITDA.”

Health, Safety and Environment Record

During the first quarter of 2013, of our nearly 1,400 full-time mine site employees, four suffered minor reportable injuries resulting in a year-to-date MSHA All Injury Frequency Rate of 1.07, an increase over the full year 2012 rate of 0.82.  During the 72 MSHA inspector days in the first quarter of 2013, we were issued seven substantial and significant citations and total fines of $9,486 on four of the citations.

(1)           Defined later.

Consolidated Business Results

The following table summarizes certain consolidated results (in millions, except per share amounts):

	Q1	Q1
	2013	2012
Total revenue	$338.1	$372.9
Net income	$15.4	$26.6
Adjusted EBITDA(1)	$48.3	$75.7
Adjusted EPS(1)	$0.11	$0.47
Asian export tons — Logistics and Related Activities	1.1	1.0
Total tons sold	21.3	22.9

(1)           Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Total revenue declined 9.3% for the quarter due to 1.4 million fewer tons sold from our owned and operated mines, a 1.7% decrease in realized domestic prices and a 17% decline in logistics revenues due to lower export pricing.  Correspondingly, Adjusted EBITDA for the first quarter of 2013 declined to $48.3 million, down from $75.7 million in the first quarter of 2012.

Operating Segments

Owned and Operated Mines

Our Owned and Operated Mines segment comprises the results of mine site sales from our three owned and operated mines primarily to our domestic utility customers and also to our Logistics and Related Activities segment.

	Q1	Q1
(in millions, except per ton amounts)	2013	2012
Tons sold	21.1	22.5
Realized price per ton sold	$13.09	$13.31
Average cost of product sold per ton	$10.37	$9.78
Adjusted EBITDA (1)	$45.7	$67.2

(1)           Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

The decrease in revenue from our Owned and Operated Mines segment was primarily the result of 1.4 million fewer tons of coal sold in the three months ended March 31, 2013 compared to 2012.  This was due to a combination of lower contracted tons, normal slow shipments from the Spring Creek mine due to the freezing of the Great Lakes and damage to one of the berths at the Westshore terminal.  The lower realized price per ton for the three months ended March 31, 2013, reflects the impact of low PRB coal prices since 2012 on tons contracted last year and indexed priced contracts and also a higher proportion of 8400 Btu coal sold in the quarter.

The mines experienced a normal rise in strip ratios and haul distances and the anticipated 10% increase in explosives costs. Cost control measures during the quarter helped keep total costs at similar levels to first quarter of 2012, but the impact of fixed costs spread over reduced shipments was a significant factor increasing costs per ton this quarter.

Logistics and Related Activities

Our Logistics and Related Activities segment comprises the results of our logistics and transportation services to our domestic and international customers.

	Q1	Q1
(in millions)	2013	2012
Tons delivered	1.4	1.3
Revenue	$65.9	$79.6
Cost of product sold (delivered tons)	$62.9	$67.1
Adjusted EBITDA (1)	$1.4	$10.4

(1)                                 Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

As anticipated, Logistics revenue and Adjusted EBITDA decreased due to the lower international benchmark prices for seaborne traded thermal coal which negatively affected the revenue and profitability of our Asian exports.  Despite the damage to the Westshore berth which reduced shipments from December 7, 2012 until its repair on February 8, 2013, we shipped 1.1 million tons to our Asian customers, up slightly over first quarter 2012 shipments of 1.0 million tons. We are expecting full-year exports of approximately 4.5 million tons now that the terminal is back to normal operation.  If Newcastle prices remain low we expect to realize gains in future quarters from our international derivative positions.  We were able to reduce our costs of deliveries as we curtailed shipments through the higher cost Ridley terminal and shipped solely through the closer Westshore terminal in the first quarter of 2013.

Balance Sheet and Cash Flow

Cash flow from operations totaled $37.3 million for the first quarter of 2013 compared to $53.0 million for the first quarter of 2012.  Capital expenditures (excluding capitalized interest) were $13.0 million for the first quarter of 2013 compared to $14.3 million for first quarter of 2012.

Unrestricted cash and investments as of March 31, 2013 were $299.1 million, up from $278.0 million at December 31, 2012, and total available liquidity was $851 million.  The company furthered strengthened its balance sheet liquidity by recently implementing an Accounts Receivable Securitization Program with capacity up to $75 million, and a capital leasing program.  At March 31, 2013, there were no drawings under either program.  The programs add low cost, flexible liquidity to the capital structure.

Outlook

While the external environment has several positive trends, there is typically a lag before this is reflected in improved PRB pricing.  Natural gas prices are essentially double from this time last year.  Season-to-date, heating degree days are up 14% compared to last year.  Electric generation is up over 3% from 2012 levels and stockpiles of PRB coal are estimated at 83 million tons at the end of March 2013.  Historically, we have seen price support for PRB coal at stockpile levels of around 80 million tons.

We continue to expect that revenues for our Owned and Operated Mines segment will be relatively flat compared to 2012 as volumes and realized prices are not expected to change significantly.  Currently, we have contracted 90 million tons to be delivered in 2013, of which 85 million tons are under fixed-price contracts with a weighted-average mine site price of $13.21 per ton.  Assuming constant prices of $11.00 per ton for 8800 Btu quality coal and $9.50 per ton for 8400 Btu quality coal on our indexed tons, the expected total realized price for 2013 would be approximately $13.07 per ton.  For 2014, we have currently contracted to sell 62 million tons from our three company-operated mines.  Of this committed 2014 production, 49 million tons are under fixed-price contracts with a weighted-average price of $14.07 per ton.

We continued our cautious approach to contracting in the current weak marketplace.  In the first quarter of 2013, prices were fixed on approximately 3.3 million tons of previously contracted index sales for delivery in 2013.  In addition we contracted approximately 1 million tons to bring us to an essentially fully sold position for 2013.  For 2014 deliveries, we contracted approximately 6 million tons across our mix of 8400, 8800, and 9350 Btu coal.  We are continuing our tight focus on cost controls, however the combination of flat revenue and rising costs will reduce our 2013 earnings from our Owned and Operated Mines segment.

For the second quarter of 2013, we expect shipments to be up over last year but potentially hindered due to the extended winter and the risk of possible flooding in the Midwest.  Assuming there is normal summer weather, we would anticipate shipments will continue to pick up in the second half of 2013, benefiting our costs per ton and Adjusted EBITDA.

During the quarter, the berth outage at Westshore was resolved, and we were able to return to normal levels of export tonnage throughput.  We continue to expect to deliver approximately 4.5 million tons to international customers from our Logistics and Related Activities segment in 2013.  Due to low current prices, we have continued to defer locking in prices for our export deliveries for the second half of 2013 to allow us to benefit if Newcastle prices were to rise.  Current Newcastle spot prices are in the range of $85 to $90 per tonne, which means our planned export shipments for the second quarter of 2013 will have minimal logistics margin.

“We anticipated a slow start for shipments for the year as utilities burned down their stockpiles.  As the winter has extended into April for much of the country utilities have continued to burn coal while taking their contracted tons.  The market trends appear to be improving, pricing has started to move up, and we are seeing more RFPs from utilities for 2014 and beyond.  Importantly, we are continuing to match our production to current market conditions and demand,” said Marshall.  “2013 will still be a challenging year as index tons are fixing at low prices, so far the Newcastle price has remained low, and mining costs have trended higher as expected.  We are well placed financially to weather this period with a sound balance sheet and we are currently looking forward to an improved outlook for 2014.”

Updated 2013 Guidance — Financial and Operational Estimates

The following table provides our current outlook and assumptions for selected 2013 consolidated financial and operational metrics:

Item	Estimate or Estimated Range
Coal shipments for our three operated mines (1)	88 - 92 million tons
Committed sales with fixed prices	Approximately 85 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $13.21 per ton
Adjusted EBITDA (2)	$ 220 - $270 million
Net interest expense	Approximately $40 million
Depreciation, depletion and accretion	$ 110 - $120 million
Effective income tax rate (3)	Approximately 36%
Capital expenditures (4)	$ 70 - $90 million
Committed federal coal lease payments	$ 79 million

(1)           Inclusive of intersegment sales.

(2)           Non-GAAP financial measure; please see definition below in this release.

(3)           Excluding impact of the Tax Receivable Agreement.

(4)           Excluding federal coal lease payments.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on April 30, 2013 to review the results and current business conditions.  The call will be webcast live over the internet from our website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at 866-318-8615 (domestic) or 617-399-5134 (international) and entering pass code 79211441.

Following the live web cast, a replay will be available at the same URL on our website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering pass code 24925287.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers.  With approximately 1,700 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4% of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors.  Forward-looking statements may include, for example, (1) our outlook for 2013 and future periods for our company, the PRB and the industry in general, and our operational, financial and export guidance, including any development of future terminal capacity or increased access to existing or future capacity; (2) anticipated economic conditions and demand by domestic and Asian utilities, including the anticipated impact on demand driven by regulatory developments and uncertainties; (3) the impact of competition from natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6) business development and growth initiatives; (7) operational plans for our mines; (8) our cost management efforts; (9) industry estimates of the EIA and other third party sources; (10) estimated Tax Receivable Agreement liabilities; (11) completion of the sale of our 50% interest in the Decker mine to Ambre Energy; (12) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other NPRB assets, and our potential exercise of options for Crow Tribal coal; and (13) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions; (b) coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, Asian export demand and terminal capacity and the prices we receive for our coal and our logistics services; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, (e) environmental, health, safety, endangered species or other legislation, regulations, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations, the utility industry or the logistics, transportation and terminal industries; (f) public perceptions, third-party legal challenges or governmental actions and energy policies relating to concerns about climate change, air and water quality or other environmental considerations, including emissions restrictions and governmental subsidies or mandates that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations, (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner and the impact of third-party legal challenges, (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) litigation and other contingent liabilities; (n) the timing and ability of Ambre Energy to replace our outstanding reclamation and lease bonds for the Decker mine and pay the cash consideration for its pending purchase of Decker, (o) receipt of required DOI approval for the Crow Tribe transaction, (p) proposed Pacific Northwest export terminals are not developed in a timely manner or at all, or are developed at a smaller capacity than planned, or we are unable to finalize and enter into definitive throughput agreements for potential future capacity at proposed terminals, including the Gateway Pacific Terminal and the Millennium Bulk Terminal, (q) future development and operating costs for our development projects significantly exceed our expectations, and (r) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income, or income from continuing operations, as applicable, before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  Adjusted EBITDA represents EBITDA as further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are: (1) adjustments to exclude the updates to the tax agreement liability, including tax impacts of our 2009 initial public offering and 2010 secondary offering, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, and (3) adjustments to exclude a significant broker contract that expired in the first quarter of 2010.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or a reconciliation to any forecasted GAAP measures.

Adjusted EPS represents diluted earnings (loss) per common share attributable to controlling interest, or diluted earnings (loss) per common share attributable to controlling interest from continuing operations, as applicable (“EPS”), adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA as described above, adjusted at the statutory rate of 36%.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income or income from continuing operations.  Our chief operating decision maker uses Adjusted EBITDA as a measure of segment performance.  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income, income from continuing operations, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income, income from continuing operations, EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
Revenue	$338,052	$372,903
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, and accretion, shown separately)	276,029	282,945
Depreciation and depletion	23,212	23,391
Accretion	4,127	2,649
Derivative mark-to-market (gains) losses	(13,652)	2,056
Selling, general and administrative expenses	13,607	14,742
Other operating costs	110	93
Total costs and expenses	303,433	325,876
Operating income	34,619	47,027
Other income (expense)
Interest income	125	446
Interest expense	(10,483)	(5,850)
Other, net	(241)	58
Total other expense	(10,599)	(5,346)
Income before income tax provision and earnings from unconsolidated affiliates	24,020	41,681
Income tax expense	(8,836)	(15,101)
Earnings from unconsolidated affiliates, net of tax	211	38
Net income	15,395	26,618
Other comprehensive income
Retiree medical plan amortization of prior service costs	444	394
Other pension adjustments	30	90
Income tax on retiree medical plan and pension adjustments	(171)	(174)
Other comprehensive income	303	310
Total comprehensive income	$15,698	$26,928

Income (loss) per common share:
Basic	$0.25	$0.44
Diluted	$0.25	$0.44
Weighted-average shares outstanding - basic	60,609	60,008
Weighted-average shares outstanding - diluted	61,093	60,761

CLOUD PEAK ENERGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$218,604	$197,691
Investments in marketable securities	80,473	80,341
Accounts receivable	98,713	76,117
Due from related parties	—	1,561
Inventories, net	81,034	81,675
Deferred income taxes	26,653	28,112
Derivative financial instruments	27,461	13,785
Other assets	22,510	16,513
Total current assets	555,448	495,795
Noncurrent assets
Property, plant and equipment, net	1,675,611	1,678,294
Goodwill	35,634	35,634
Deferred income taxes	94,300	101,075
Other assets	43,562	40,525
Total assets	$2,404,555	$2,351,323

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$64,650	$49,589
Royalties and production taxes	135,391	129,351
Accrued expenses	61,835	50,364
Due to related parties	59	—
Current portion of tax agreement liability	19,485	19,485
Current portion of federal coal lease obligations	63,191	63,191
Other liabilities	2,772	2,770
Total current liabilities	347,383	314,750
Noncurrent liabilities
Tax agreement liability, net of current portion	97,053	97,053
Senior notes	596,621	596,506
Federal coal lease obligations, net of current portion	122,928	122,928
Asset retirement obligations, net of current portion	238,684	238,991
Other liabilities	53,749	50,073
Total liabilities	1,456,418	1,420,301

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,113 and 61,114 shares issued and 60,822 and 60,839 outstanding at March 31, 2013 and December 31, 2012, respectively)	608	608
Treasury stock (291 shares and 276 shares at March 31, 2013 and December 31, 2012, respectively)	(5,650)	(5,390)
Additional paid-in capital	552,128	550,452
Retained earnings	421,208	405,813
Accumulated other comprehensive loss	(20,157)	(20,461)
Total equity	948,137	931,022
Total liabilities and equity	$2,404,555	$2,351,323

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities
Net income	$15,395	$26,618
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	23,212	23,391
Accretion	4,127	2,649
Earnings from unconsolidated affiliates	(211)	(38)
Deferred income taxes	7,945	11,854
Stock compensation expense	1,676	3,232
Derivative mark-to-market (gains) losses	(13,652)	2,056
Other	3,318	2,229
Changes in operating assets and liabilities:
Accounts receivable	(22,574)	2,220
Inventories, net	630	(3,731)
Due to or from related parties	1,620	(232)
Other assets	(6,369)	(14,725)
Accounts payable and accrued expenses	22,577	(1,572)
Asset retirement obligations	(327)	(1,466)
Cash (paid) received for financial derivative instruments	(24)	524
Net cash provided by operating activities	37,343	53,009

Investing activities
Purchases of property, plant and equipment	(13,030)	(14,338)
Investments in marketable securities	(13,051)	(28,349)
Maturity and redemption of investments	12,920	5,930
Investment in project development	(2,429)	—
Return of restricted cash	—	71,245
Partnership escrow deposit	—	(4,470)
Other	23	773
Net cash provided by (used in) investing activities	(15,567)	30,791

Financing activities
Payment of deferred financing fees	(863)	—
Net cash used in financing activities	(863)	—

Net increase in cash and cash equivalents	20,913	83,800
Cash and cash equivalents at beginning of period	197,691	404,240
Cash and cash equivalents at end of period	$218,604	$488,040

Supplemental cash flow disclosures:
Interest paid	$640	$653
Income taxes paid	$5,377	$12,638
Supplemental noncash investing and financing activities:
Non-cash interest capitalized	$7,828	$14,520
Capital expenditures included in accounts payable	$4,655	$3,416

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	March 31,
	2013	2012
Net income	$15.4	$26.6
Interest income	(0.1)	(0.4)
Interest expense	10.5	5.9
Income tax expense	8.8	15.1
Depreciation and depletion	23.2	23.4
Amortization	—	—
Accretion	4.1	2.6
EBITDA	61.9	73.2
Tax agreement benefit(1)	—	—
Derivative financial instruments:
Exclusion of fair value mark-to-market (gains) losses(2)	$(13.7)	$2.1
Inclusion of cash amounts received (paid)(3)	—	0.5
Total derivative financial instruments	(13.7)	2.6
Expired significant broker contract	—	—
Adjusted EBITDA	$48.3	$75.7

(1)         Changes to related deferred taxes are included in income tax expense.

(2)         Derivative fair value mark-to-market (gains) losses reflected on the statement of operations.

(3)         Derivative cash gains and losses reflected within operating cash flows.

Adjusted EPS

	Three Months Ended
	March 31,
	2013	2012
Diluted earnings per common share	$0.25	$0.44
Tax agreement expense including tax impacts of IPO and Secondary Offering	—	—
Derivative financial instruments:
Exclusion of fair value mark-to-market (gains) losses	$(0.14)	$0.02
Inclusion of cash amounts received (paid)	(0.00)	0.01
Total derivative financial instruments	(0.14)	0.03
Expired significant broker contract	—	—
Adjusted EPS	$0.11	$0.47
Weighted-average dilutive shares outstanding (in millions)	61.1	60.8

Adjusted EBITDA by Segment

	Three Months Ended
	March 31,
	2013	2012
Owned and Operated Mines
Adjusted EBITDA	$45.7	$67.2
Depreciation and depletion	(23.2)	(21.6)
Accretion	(2.9)	(2.2)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$(0.1)	$—
Inclusion of cash amounts (received) paid	—	—
Total derivative financial instruments	(0.1)	—
Other	0.2	(0.1)
Operating income	19.7	43.3

Logistics and Related Activities
Adjusted EBITDA	1.4	10.4
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	13.8	(2.1)
Inclusion of cash amounts (received) paid	—	(0.5)
Total derivative financial instruments	13.8	(2.6)
Operating income	15.1	7.8

Corporate and Other
Adjusted EBITDA	1.5	(1.7)
Depreciation and depletion	—	(1.8)
Accretion	(1.3)	(0.4)
Earnings from unconsolidated affiliates, net of tax	(0.2)	—
Operating income	—	(4.0)

Eliminations
Adjusted EBITDA	(0.3)	(0.1)
Operating income	(0.3)	(0.1)
Consolidated operating income	34.6	47.0
Interest income	0.1	0.4
Interest expense	(10.5)	(5.9)
Other, net	(0.2)	0.1
Income tax expense	(8.8)	(15.1)
Earnings from unconsolidated affiliates, net of tax	0.2	—
Net income	$15.4	$26.6

Tons Sold

(in thousands)

	Q1	Q4	Q3	Q2	Q1	Year	Year
	2013	2012	2012	2012	2012	2012	2011
Mine
Antelope	8,086	9,029	9,111	7,424	8,752	34,316	37,075
Cordero Rojo	9,231	9,970	10,201	9,027	10,007	39,205	39,456
Spring Creek	3,742	4,616	5,072	3,625	3,788	17,101	19,106
Decker (50% interest)	165	395	417	384	245	1,441	1,549
Total	21,224	24,009	24,802	20,460	22,792	92,063	97,186